Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Proxy Statement of Archimedes Tech SPAC Partners Co. (the “Company”) on Form S-4/A of our report dated March 9, 2022, with respect to our audit of the Company’s financial statements as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period September 15, 2020 (inception) through December 31, 2020, which appears in this Proxy Statement on Form S-4/A. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

March 9, 2022